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                                   EXHIBIT 3

              FIRST AMENDMENT TO AMENDED AND RESTATEMENT RIGHTS
                                   AGREEMENT

     This First Amendment (the "Amendment") dated as of August 11, 2000, to the Amended and Restated Rights Agreement dated as of September 19, 1996, between Republic Group Incorporated, a Delaware corporation (the "Company"), and UMB Bank, N.A., as agent (the "Rights Agent").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger to be dated as of August 11, 2000 (the "Merger Agreement"), among the Company, Premier Construction Products Statutory Trust, a statutory trust ("Premier"), and Premier Construction Products Acquisition Corp., a Delaware corporation (the "Acquisition Subsidiary"); and

     WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, proposes to recommend to the stockholders of the Company the approval and adoption of the Merger Agreement, pursuant to which certain stockholders may execute and deliver Stockholder Agreements with Premier and the Acquisition Subsidiary; and

     WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, including the Stockholder Agreements, it is desirable to amend the Amended and Restated Rights Agreement dated as of September 19, 1996, between the Company and the Rights Agent (the "Rights Agreement") as set forth herein; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, the Rights Agreement is amended, effective immediately prior to the execution and delivery of the Merger Agreement and the Stockholder Agreements, as follows:

1. Proposed Transactions.  New Sections 3(d), 3(e) and 3(f) shall be added to
   ---------------------
   the Rights Agreement as follows:

          "(d) Notwithstanding anything in this Agreement to the contrary, (i) no Distribution Date or Stock Acquisition Date shall be deemed to have occurred or to occur, (ii) none of Premier Construction Products Statutory Trust, a statutory trust ("Premier"), any of its Subsidiaries or any of their respective Affiliates or
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     Associates (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 7(a), Section 11(a), Section 13(a) or any other provision of this Agreement, in each case by reason of
     (x) any of the approval, execution, delivery and performance of the Agreement and Plan of Merger dated as of August 11, 2000, among the Company, Premier and Premier Construction Products Acquisition Corp., a Delaware corporation (the "Merger Agreement"), or the Stockholders Agreements (as defined in the Merger Agreement), by the parties thereto,
     (y) the approval of the Merger Agreement by the stockholders of the Company or (z) the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholders Agreements; provided that if one or more members of the Acquisition Group collectively become the Beneficial Owner of 15% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement or the Stockholders Agreements, then the provisions of this sentence (other than this proviso) shall terminate.

          (e) Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement, including Sections 11(a)(ii), 13(a)(i) and 13(a)(ii), shall not apply to the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholders Agreements.

          (f) This Agreement shall automatically terminate effective as of the Effective Time (as defined in the Merger Agreement) immediately after the effectiveness of the conversion of the Common Stock of the Company and the Rights into the right to receive cash as set forth in the Merger Agreement."

2. Effectiveness.  This Amendment shall be deemed effective as of the date first
   -------------
   set forth above and immediately prior to the execution of the Merger Agreement and the Stockholder Agreements. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Miscellaneous.  This Amendment shall be deemed to be a contract made under
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   the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                          [Signature page to follow.]
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                   REPUBLIC GROUP INCORPORATED,
                                   a Delaware corporation


                                   By:  /s/ Janey L. Rife
                                        ----------------------------------------
                                        Janey L. Rife
                                        Vice President, Treasurer and Secretary


                                   UMB BANK, N.A.,
                                   as Rights Agent


                                   By:  /s/ R. William Bloemker
                                        ----------------------------------------
                                        R. William Bloemker
                                        Vice President